Disclaimer:

IMPORTANT NOTICE REGARDING THE CONDITIONS FOR THIS OFFERING OF ASSET-BACKED SECURITIES

The asset-backed securities referred to in these materials are being offered when, as and if issued. In particular, you are advised that asset-backed securities, and the asset pools backing them, are subject to modification or revision (including, among other things, the possibility that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus. As a result, you may commit to purchase securities that have characteristics that may change, and you are advised that all or a portion of the securities may not be issued that have the characteristics described in these materials. Our obligation to sell securities to you is conditioned on the securities having the characteristics described in these materials. If we determine that condition is not satisfied in any material respect, we will notify you, and neither the issuer nor the underwriter will have any obligation to you to deliver all or any portion of the securities which you have committed to purchase, and there will be no liability between us as a consequence of the non-delivery.

STATEMENT REGARDING THIS FREE WRITING PROSPECTUS

The Depositor has filed a registration statement (including the prospectus (the "Prospectus")) with the SEC for the offering to which this communication relates. Before you invest, you should read the Prospectus in the registration statement and other documents the Depositor has filed with the SEC for more complete information about the Depositor, the issuing trust and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Depositor or Goldman, Sachs & Co., the underwriter for this offering, will arrange to send the Prospectus to you if you request it by calling toll-free 1-866-471-2526.

IMPORTANT NOTICE RELATING TO AUTOMATICALLY GENERATED EMAIL DISCLAIMERS

ANY LEGENDS, DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR AT THE BOTTOM OF THE E-MAIL COMMUNICATION TO WHICH THIS FREE WRITING PROSPECTUS IS ATTACHED RELATING TO (1) THESE MATERIALS NOT CONSTITUTING AN OFFER (OR A SOLICITATION OF AN OFFER), (2) NO REPRESENTATION THAT THESE MATERIALS ARE ACCURATE OR COMPLETE AND MAY NOT BE UPDATED OR (3) THESE MATERIALS POSSIBLY BEING CONFIDENTIAL ARE NOT APPLICABLE TO THESE MATERIALS AND SHOULD BE DISREGARDED. SUCH LEGENDS, DISCLAIMERS OR OTHER NOTICES HAVE BEEN AUTOMATICALLY GENERATED AS A RESULT OF THESE MATERIALS HAVING BEEN SENT VIA BLOOMBERG OR ANOTHER SYSTEM.

Disclaimer

This material is for your information. This material is not to be construed as an offer to sell or the solicitation of any offer to buy any security in any jurisdiction where such an offer or solicitation would be illegal. The information contained in this material may not pertain to any securities that will actually be sold. The information contained in this material may be based on assumptions regarding market conditions and other matters as reflected in this material. We make no representations regarding the reasonableness of such assumptions or the likelihood that any of such assumptions will coincide with actual market conditions or events, and this material should not be relied upon for such purposes. We and our affiliates, officers, directors, partners and employees, including persons involved in the preparation or issuance of this material may, from time to time, have long or short positions in, and buy or sell, the securities mentioned in this material or derivatives of those securities (including options). Information contained in this material is current as of the date appearing on this material only and supersedes all prior information regarding the securities and assets referred to in this material. Goldman, Sachs & Co. does not provide accounting, tax or legal advice. In addition, subject to applicable law, you may disclose any and all aspects of any potential transaction or structure described herein that are necessary to support any U.S. federal income tax benefits, without Goldman, Sachs & Co. imposing any limitation of any kind.

**Provide CLTV on first, second and silent/simultaneous seconds

FICO/CLTV	>95%	90-94.9%	85-90%	80-85%	75-80%	<=74.99%
<=549	0	0	0	0	0	0
<=579	0	0	0	0	0	0
<=599	0	0	0	0	0	0
<=619	0	0	0	0	0	0
<=635	3.51	0.76	0.32	0.09	0.06	0.06
<=659	9.01	2.1	0.95	0.3	0.02	0.05
<=680	11.82	4.1	1.4	0.38	0.23	0.19
<=699	10.42	3.4	1.41	0.38	0.14	0
<=719	8.53	3.84	1.57	0.2	0.16	0.11
<=900	21.04	8.9	3.43	0.74	0.23	0.16

*if 1st lien and no 2nd lien in the deal, provide LTV
if 1st lien & 2nd lien in the deal, provide CLTV
(for all 2nd liens in deal, provide CLTV)

**Provide CLTV on first, second and silent/simultaneous seconds

	Deal Name	Date	Issuer	Originator(s)	Servicer	Lead	collateral group	total group loan balance	group as % of total
GROUP I	GSAA 2007-S1	2/1/2007	GSMC	GS Conduit,Greenpoint,M&T Bank,Irwin Mortgage Corp,Other	SLS,AVELO		GROUP1	298,440,360.32	100
TOTAL	GSAA 2007-S1	2/1/2007	GSMC	GS Conduit,Greenpoint,M&T Bank,Irwin Mortgage Corp,Other	SLS,AVELO		GROUP1	298,440,360.32	100

	Deal Name	WAC	WAM	1st Lien % (by $ amt)	1st Lien % (by # of loans)	% ARM	% 2/28's	% 3/27's	% 5/25's	%>30 yr AM	% Balloons	% IO	WA Mos to IO roll
GROUP I	GSAA 2007-S1	11.33	263	0	0	0	0	0	0	0.06	48.73	17.3	15
TOTAL	GSAA 2007-S1	11.33	263	0	0	0	0	0	0	0.06	48.73	17.3	15

	Deal Name	wtd avg FICO	FICO < 500	FICO < 550	FICO < 600	FICO 600-650	FICO 651+	FICO 600 - 660	FICO 660+
GROUP I	GSAA 2007-S1	703	0	0	0	12.59	87.41	18.28	81.72
TOTAL	GSAA 2007-S1	703	0	0	0	12.59	87.41	18.28	81.72

	Deal Name	*WA CLTV(excluding silents)	silent 2nd %	**WA CLTV (include silents)	% LTV = 80 (1st liens only)	% CLTV > 80 (exclude silents)	% CLTV > 80 (include silents)	% CLTV 95.01 -100 (exclude silents)	% CLTV 95.01 -100 (include silents)	% > 80 LTV uninsured (1st lien LTV only)	MI adjusted WA CLTV** (include silents)	WA MI coverage down to ___%
GROUP I	GSAA 2007-S1	95.82	0	95.82	0	98.09	98.09	64.25	64.25	98.09
TOTAL	GSAA 2007-S1	95.82	0	95.82	0	98.09	98.09	64.25	64.25	98.09

	Deal Name	Full Doc %	Stated Doc %	Other Doc %	Investor props w/non-full doc %	Investor props w/non-full doc & LTVs >80%	IO or > 30 yr Am loans w/ non-full doc	CA condo > 80% CLTV	FL condo > 80% CLTV	NV condo > 80% CLTV	% MI, IN, OH >80CLTV
GROUP I	GSAA 2007-S1	17.94	56.91	25.14	21.12	0	15.81	1.55	1.17	0.15	0.3
TOTAL	GSAA 2007-S1	17.94	56.91	25.14	21.12	0	15.81	1.55	1.17	0.15	0.3

	Deal Name	purch %	CO refi %	Own Occ %	Investor %	SFR %	PUD %	Condo %	Multi%	% MH	% 1st time homebuyer	WA FICO 1st time homebuyer	WA CLTV 1st time homebuyer	% multiple loans to single borrower	% with Prepay Penalty
GROUP I	GSAA 2007-S1	71.52	23.17	69.47	24.94	54.93	31.71	5.93	7.43	0					3.21
TOTAL	GSAA 2007-S1	71.52	23.17	69.47	24.94	54.93	31.71	5.93	7.43	0					3.21

	Deal Name	WA DTI	% DTI < 40	% DTI 40 - 45	% DTI 45 - 50	% DTI 50 - 55	% DTI > 55
GROUP I	GSAA 2007-S1	38.66	65.38	19.78	13.04	1.76	0.05
TOTAL	GSAA 2007-S1	38.66	65.38	19.78	13.04	1.76	0.05

	Deal Name	WA Avg Loan Balance	% Loan Bal < $100k	% Loan Bal > $400K	largest state % and name	2nd largest State
GROUP I	GSAA 2007-S1	48,104.51	83.11	0.14	CA(18.42%)	CA(18.42%),FL(12.46%)
TOTAL	GSAA 2007-S1	48,104.51	83.11	0.14	CA(18.42%)	CA(18.42%),FL(12.46%)

	Deal Name	AAA level	AA+	AA	AA-	A+	A	A-	BBB+	BBB	BBB-	BB+	BB	Initial O/C	Target O/C	wrapped?
GROUP I	GSAA 2007-S1
TOTAL	GSAA 2007-S1

	Deal Name	Moody's Expected Loss (%)	S&P Expected Loss (%)	Fitch Expected Loss (%)	DBRS Expected Loss (%)
GROUP I	GSAA 2007-S1
TOTAL	GSAA 2007-S1

	Deal Name	Full Appraisal (%)	AVM (%)	Other (%)
GROUP I	GSAA 2007-S1	99.95	0.01	0.04
TOTAL	GSAA 2007-S1	99.95	0.01	0.04